Exhibit 11.1

VISTA ENERGY, S.A.B. DE C.V.

INSIDER TRADING POLICY

Vista Energy, S.A.B. de C.V. (the “Company”) is a company whose shares are registered on the Mexican National Securities Registry (Registro Nacional de Valores or “RNV”) and listed on the Mexican Stock Exchange, S.A.B. de C.V. and the New York Stock Exchange (such stock exchanges, individually a “Stock Exchange” and collectively, the “Stock Exchanges”).

I.	Purpose

Securities laws of the United States, the United Mexican States (“Mexico”) and other jurisdictions prohibit trading in the equity or debt securities of a company while in possession of material non-public information about the company.

Considering the foregoing and in order to (i) take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, and (ii) comply with the following Mexican regulations:

•	Mexican Stock Market Law (Ley del Mercado de Valores or “LMV”);

•

The General Provisions Applicable to Issuers of Securities and other Stock Market Participants (Disposiciones de Carácter General Aplicables a las Emisoras de Valores y a otros Participantes del Mercado de Valores or “Securities Regulations”); and

•

The General Provisions Applicable to Transactions in Securities Conducted by Members of the Board of Directors, Officers and Employees of Financial Entities and Other Regulated Entities (Disposiciones de Carácter General Aplicables a las Operaciones con Valores que Realicen los Consejeros, Directivos y Empleados de Entidades Financieras y Demás Personas Obligadas),

the Company has adopted the policies and procedures described in this document (the “Policy”).

II.	Definitions

“Relevant Officer”: person who, by virtue of occupying a position in the Company or any entity controlled by the Company or that controls the Company, makes decisions that may materially affect the administrative, financial, operational or legal situation of the Company or its subsidiaries together with the members of the board of directors and secretary of such board of the Company.1

“Material Shareholder”: person who hold (directly or indirectly) more than 10% of the Company’s stock (together with the members of the board and secretary of the board of such shareholder).

“Company Person”: any other officers, employees, temporary employees, and independent consultants.

[1]

Considering the current organizational structure of the Company, in addition to the members of the Board of Directors and Secretary of such Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Director of Investor Relations are considered “Relevant Officers” as well.

III	Applicability of Policy

This Policy applies to all individuals occupying any position in, or those employed by, the Company and/or its subsidiaries, including the Chief Executive Officer of the Company (the “CEO”), the Relevant Officers, the Material Shareholders and the Company Persons, who execute or intend to execute, or instruct or intend to instruct the execution of, transactions (including, without limitation, the subscription, acquisition, disposal or transfer by any means), directly or indirectly, involving (1) any kind of securities (including those which are registered in the RNV), such as preferred stock, warrants and convertible debentures, (2) any kind of negotiable instruments representing the securities described in section (1) above (including, without limitation, American Depositary Receipts, American Depositary Shares or similar instruments used in foreign markets, representing the securities described in section (1) above), or (3) any options or derivative financial instruments which have the securities described in sections (1) and (2) above as underlying assets, including securities exchangeable thereinto, whether or not issued by the Company, such as exchange-traded options and/or certificates of deposit, e.g., CEDEARs (such securities, the “Company Securities”, and such transactions therewith, the “Transactions in Company Securities”).

The restrictions and prohibitions in this Policy on actions by a Company Person also apply to actions by the spouse and minor children of a Company Person and by adult members of the household of a Company Person, and any entity that a Company Person directly or indirectly influences or controls (“Related Persons”). Each Company Person is responsible for ensuring that such Related Persons or entities do not engage in the activities restricted or prohibited under this Policy.

IV.	Principles Applicable to Transaction in Company Securities

Without prejudice to the provisions of Article 370 of the LMV, all Transactions in Company Securities conducted by Company Persons (whether by themselves or through a third party), shall be carried out pursuant to the following principles:

(i)	Transparency in the execution of Transactions in Company Securities.

(ii)	Equal opportunities with respect to other stock market participants in the execution of Transactions in Company Securities.

(iii)	Protecting the confidence in the stock market.

(iv)	Compliance with the stock market’s uses (usos bursátiles) and good practices.

(v)	Absence of conflicts of interest.

(vi)	Non-possession of Privileged Information (as defined below) related to the securities with which transactions are carried out.

III.	Reporting Obligations

Each Company Person, other than Material Shareholders, shall receive (upon the commencement of its relationship with the Company or any of its subsidiaries) a copy of this Policy and sign an acknowledgement of receipt thereof which shall be kept by the Compliance Office (the “Compliance Office”) and in which such Company Persons shall acknowledge in writing that they know, understand, intend to comply with and bind themselves to, this Policy.

Each Company Person that is a Material Shareholder shall receive a copy of this Policy and sign such acknowledgement at the time it notifies the Company the number of shares it holds pursuant to Article 49 Bis 3 of the Securities Regulation.

Each Relevant Officer shall deliver to the Compliance Office within 10 business days following the date at which they were appointed or retained (whichever occurs first) a report describing (1) securities registered with the RNV, (2) negotiable instruments representing the securities referred to in section (1) above, and (3) options or derivatives that have the securities or negotiable instruments referred to in sections (1) and (2) above as underlying assets; in each case, which are owned as of the date of the report by such Relevant Officer, whether directly or through a third party, as well as any intermediation agreement or similar agreement entered into by such Relevant Officers as of such date.

All Relevant Officers shall inform the Compliance Office of any intermediation agreement or similar agreement into which they intend to enter into with any Mexican or foreign counterparty, prior to the execution thereof.

Each Relevant Officers shall deliver to the Compliance Office, before the 16th day, respectively, of April, July, October and January of each year, an executed report of all Transactions in Company Securities such Relevant Officer has conducted during the immediately preceding calendar quarter. In the event that during the corresponding quarter a Relevant Officer did not conduct any Transaction in Company Securities, such situation shall be indicated in the report.

All Relevant Officers shall grant their authorization to the financial intermediary with which they have entered into an intermediation agreement or similar agreement in order for such intermediary to provide the Company with any information related to the Transactions in Company Securities conducted under such agreement.

VI.	Statement of Policy

a.	General Prohibition Against Insider Trading

No Trading or Tipping on Privileged Information

Any Company Person in possession of Privileged Information about the Company shall under no circumstance:

(i)	buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities, which listing or price may be influenced on the basis of such Privileged Information;

(ii)	make recommendations with respect to Company Securities, which listing or price may be influenced on the basis of such Privileged Information;

(iii)	disclose such Privileged Information to any third party, unless the respective transferee is required to access such Privileged Information due to its job, position or commission; or

(iv)	assist anyone in the above activities.

The above restrictions also apply to transacting in the securities of another company while in possession of Privileged Information relating to such other company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company.

Unless otherwise provided for in this Policy and applicable law, transactions that may be necessary or justifiable for independent reasons are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances. In any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Privileged Information

It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is not material at one point in time may later become material, and vice versa.

In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information, action or event, of any nature, that could be expected to influence a company’s securities’ price, whether positive or negative, and whether the change is large or small, constitute a material event (“Material Event”) and so long as such Material Event is not disclosed through the Mexican Stock Exchange and broadly to the marketplace (for example, included in a press release) constitutes “Privileged Information”.

It may be difficult under this standard to determine whether particular information, actions or events should be considered Material Events, but there are certain categories that are particularly sensitive and, as a general rule, should always be considered Material Events. Examples of Material Events under the Securities Regulations include the following:

(i)	In connection with the corporate structure of the Company:

(a)	Changes in the corporate structure of the Company.

(b)	Changes in the members of the corporate bodies of the Company or of its Relevant Officers, as well as the reasons that may have motivated such changes.

(c)	Amendments to the Company’s by-laws.

(ii)	In connection with the businesses of the Company:

(a)	The negotiation or execution of material agreements not in the ordinary course of business or the amendment or termination thereof.

(b)

The execution, breach, resolution or termination of co-operation or joint venture agreements by the Company or the companies controlled by the Company or in which the Company has “Significant Influence” (understood as a position that grants he or she with voting rights of 20% or more over the respective company’s stock capital).

(c)

The execution, breach, resolution, amendment or termination of agreements with suppliers, clients or governmental agencies of any level, which are crucial for the fulfilment of the corporate purpose of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(d)	The participation in biddings or tenders by the Company or the companies controlled by the Company or in which the Company has Significant Influence, as well as the results thereof.

(e)	The gain or loss of a substantial customer or supplier by the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(f)

The announcement, development, creation or cancellation of a business line, product or services by the Company or the companies controlled by the Company or in which the Company has Significant Influence, or any significant defects or modifications thereof.

(g)	The timing of a new product, service or technology.

(h)	Significant pricing changes.

(i)	Impending bankruptcy or financial liquidity problems of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(j)

Discovery of resources or the development, acquisition or application of new technology impacting the business of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(k)

Incorporation, separation, retirement or exclusion of partners or shareholders who have entered into agreements or who collaborate in the operation related to financial, legal, technological or administrative affairs of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(l)	News or negotiation of the disposition or acquisition of significant assets or a subsidiary.

(m)	Significant cybersecurity incidents.

(iii)	In connection with the Company Securities:

(a)

News, negotiation or execution of investment projects, mergers or acquisitions, or any project that involve the acquisition of shares of the Company which, as a result, modify its capital structure and, as the case may be, the capital structure of the companies controlled by the Company or in which the Company has Significant Influence. This paragraph shall also apply to development, real estate, energy and infrastructure, investment projects and exchange traded trust notes (certificados bursátiles fiduciarios de desarrollo, inmobiliarios, de inversion en energía e infraestructura, o de proyectos de inversion).

(b)	As the case may, any changes to the Company’s rating as determined by a rating agency.

(c)	The causes for the acquisition by the Company of the Company’s own shares in atypical or unusual volumes.

(d)	Any information, actions, facts or events related to public offerings of Company Securities.

(e)	The offering of Company Securities in national or foreign stock exchanges, as well as any decision to de-list such Company Securities.

(f)	Stock splits.

(iv)	In connection with the financial situation of the Company:

(a)	Financial results.

(b)

Deviations in the performance of the Company or the companies controlled by the Company or in which the Company has Significant Influence, with respect to the outlook or assumptions previously disclosed.

(c)

The granting or obtention of loans or financings which represent a significant amount of the aggregated capital of the Company. Additionally, the amount of any loans or financings in which the Company has entered into as of the disclosure of the Company’s last quarterly report, to the extent such amounts represent 5% or more of the total assets, liabilities or aggregated capital of the Company.

(d)	Relevant changes in strategic assets of the Company.

(e)	Material impairments, write-offs or restructurings of the most important liabilities of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(f)

Changes in dividend policy as well as any loans or financings in favor of the Company that involve restrictions or positive or negative covenants, such as the payment of dividends, or those involving modifications to the capital structure of the Company.

(g)	Projections of future revenues, earnings or losses.

(h)	Creation of a material direct or contingent financial obligation.

(v)	In connection with litigation and amendments to the applicable law:

(a)	Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto.

(b)	Collective labor issues of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

(c)

Judicial, administrative or arbitral proceedings which are relevant for the Company or the companies controlled by the Company or in which the Company has Significant Influence, as well as the resolutions thereof.

(d)	Amendments to laws or regulations that impact the business of the Company or the companies controlled by the Company or in which the Company has Significant Influence.

Non-Public Information

For purposes of this Policy, Material Events will not be considered publicly disclosed until they have been disclosed broadly to the marketplace (for example, included in a press release) and through the Mexican Stock Exchange and the investing public has had time to absorb the information fully. Information will be considered to be fully absorbed (1) if the information is released prior to 9:30 a.m. U.S. Eastern Time on a “trading day,” by 9:30 a.m. U.S. Eastern Time on the first trading day after the information is released and (2) if the information is released on or after 9:30 a.m. U.S. Eastern Time on a trading day or on a day that is not a trading day, by 9:30 a.m. U.S. Eastern Time on the second trading day after the information is released. A “trading day” is a day on which the Stock Exchange is open for business. If, for example, the Company makes an announcement on Monday at 8:00 a.m. U.S. Eastern Time, the information in the announcement would be considered public starting at 9:30 a.m. U.S. Eastern Time on Tuesday (assuming all relevant days are “trading days”); and if the announcement is made on Monday 9:30 a.m. U.S. Eastern Time, the information in the announcement would be considered public starting at 9:30 a.m. U.S. Eastern Time on Wednesday (assuming all relevant days are “trading days”).

b.	Special Restrictions and Prohibitions; Blackout Periods and Trading Windows

The following transactions present heightened legal risk or the appearance of improper or inappropriate conduct on the part of Company Persons and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person is not in possession of Privileged Information.

Short Sales

Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create inappropriate incentives and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Company Person (other than Material Shareholders) may engage in a short sale of Company Securities.

Publicly Traded Options

A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company Securities, and it can give the appearance of trading on the basis of Privileged Information. Transactions in options may also focus a Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, no Company

Person (other than Material Shareholders) may engage in a put, call or other derivative security transaction relating to Company Securities on an exchange or other organized market or otherwise. The restriction from the prior sentence does not apply to warrants issued by the Company; for the avoidance of doubt, the other restrictions described in this Policy do apply to warrants issued by the Company.

Hedging Transactions

Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in part of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company’s other stockholders, no Company Person (other than Material Shareholders) may engage in such transactions.

Margin Accounts and Pledges

Securities held in margin accounts as collateral for a margined loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale that occurs at a time when the pledgor is in possession of Privileged Information or otherwise is not permitted to trade in Company Securities would fall under the restrictions in this Policy on trading during such times. Therefore, any person who wishes to pledge Company Securities as collateral for a loan must inform the proposed transaction with the Compliance Office by submitting a request at least one week prior to the proposed execution of documents evidencing the proposed pledge.

Restrictions applicable to Share Buybacks

Any Company Person that is a member or secretary of the Board of Directors or Material Shareholders, prior to the realization of Transactions in Company Securities, shall inquire with the Company if it has transmitted or intends to transmit purchase or placement orders with respect to shares representing its own capital stock (i.e. transactions with the buyback fund), in which case, such persons shall refrain from transmitting purchase or sale orders, as applicable, unless in the context of public offerings.

Since the purpose of the obligation to consult the Company prior to the execution of Transactions is to prevent the Company from defaulting the restriction set forth in the first paragraph of article 366 of the LMV (i.e., that certain persons who are presumed to have privileged information may buy or sell Securities directly to the Company) and considering that, pursuant to article 56 of the LMV, the Company may only buy or sell such Securities through an authorized stock exchange in Mexico, such inquiry obligations will not be applicable to purchase or sale orders of Securities that take place outside an authorized stock exchange in Mexico (for example, orders to purchase or sell American Depositary Shares (ADSs) on shares representing the capital stock of the Company, which are placed on the New York Stock Exchange), since it is not legally possible for the Company to be on the other side of such transaction. To avoid any doubts, the inquiry obligations will not apply to the execution of Transactions in the context of a trading plan under Rule 10b5-1 of the Exchange Act, as it only operates outside of an authorized stock exchange in Mexico.

Blackout Periods

The Company has established quarterly blackout periods, and may impose additional, special blackout periods, each as described below.

Quarterly Blackout Periods. The quarterly blackout period starts on the end of each quarter and ends at (1) 9:30 a.m. U.S. Eastern Time on the first trading day following the release to the public of the Company’s earnings for the quarter if such release occurs prior to 9:30 a.m. U.S. Eastern Time on a trading day or (2) 9:30 a.m. U.S. Eastern Time on the second trading day following such release if such release occurs on or after 9:30 a.m. U.S. Eastern Time on a trading day or on a day that is not a trading day. Company Persons may not conduct any Transactions in Company Securities during such a quarterly blackout period.

Short-swing Period. Company Persons shall not (a) acquire, whether directly or indirectly, any kind of Company Securities, during a 3-month period beginning as of the date on which such Company Person made the last sale of a Company Security; or (b) sell any kind of Company Securities, owned by the respective Company Person, whether directly or indirectly, during a 3-month period beginning as of the date on which such Company Person made the last acquisition of a Company Security.

Without prejudice to the other terms of this Policy, the three-month blackout period shall not apply to Transactions in Company Securities which:

(i)	are carried out by stock market intermediaries, investment funds and insurance and bond companies, on their own behalf;

(ii)

represent acquisitions or disposals of securities by Company Persons or companies controlled by the Company, acquired in the context of stock purchase plans granted to employees, which have been previously approved at the shareholders’ meeting of the Company and that set forth a general and equivalent treatment for all officers and employees who maintain similar labor conditions; or

(iii)	are expressly authorized by the CNBV in the event of:

(a)	Corporate restructurings such as mergers, spin-offs, acquisitions or sales of assets representing at least 10% of the Company’s assets and sales for the last fiscal year.

(b)	Public offerings.

(c)	Pre-emptive rights regarding the subscription of stock shares.

(d)	Disposals of Company Securities belonging to one particular series in order to acquire Company Securities of a different series with the proceeds derived from such disposal.

(e)	Procurement of liquidity for emergency expenditures or those derived from acts of God or force majeur.

(f)	Any other event provided for in the LMV.

Special Blackout Periods. Company Persons may not conduct any Transaction with Company Securities from (a) the moment in which they are in possession of Privileged Information and until (b) the second “trading day” after such information has been disclosed broadly to the marketplace (for example, included in a press release) and through the Mexican Stock Exchange.

In addition, from time to time the Compliance Office may impose special blackout periods, during which Relevant Officers and other affected persons will be prohibited from engaging in Transactions in Company Securities. In the event of a special blackout period, the Compliance Office will notify the Relevant Officers and other affected persons, who will be prohibited from engaging in any Transaction in Company Securities until further written notice. The imposition of a special blackout period is itself Privileged Information, and the fact that it has been imposed may not be disclosed to others.

Modification of a Blackout Period. To the extent permitted by applicable securities law, the Compliance Office may shorten, suspend, terminate or extend any blackout period at such time and for such duration as he or she deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.

c.	Certain Exceptions

The exercise of stock options and/or warrants of the Company, within the framework of long-term incentive programs for personnel or any other program implemented by the Company, will not be subject to the restrictions provided in this Policy.

Additional Procedures and Guidelines

Transactions under Rule 10b5-1 Plans

Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell Company securities, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of Privileged Information at the time of the trade.

A trading plan may only be established when a person is not in possession of Privileged Information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the Compliance Office for prior, written approval. All Rule 10b5-1 plans must be placed through a broker satisfactory to the Company. Subsequent termination or modifications to any Rule 10b5-1 plan must also be pre-approved by the Compliance Office.

Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:

(i)

The trading plan must be executed outside of Mexico, apply only to transactions to be conducted in the New York Stock Exchange and provide terms that will not breach the short-swing period, and the relevant Company Person shall represent to the satisfaction of the Company that such plan and its implementation will have no effect in Mexico;

(ii)	The trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of Privileged Information;

(iii)

The trading plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws, and the Company Person must at all times act in good faith with respect to the trading plan;

(iv)

Any Relevant Officer or Material Shareholder adopting a trading plan must certify in writing, in the terms of the trading plan agreement, that, at the time of the adoption of a trading plan (whether a new plan or due to a Termination Modification, as defined below): (1) they are not aware of Privileged Information about the Company or the Company’s securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

(v)

Any modification to the amount, price or timing of the purchase or sale of securities under a trading plan, as well as any change to an algorithm or computer program affecting such factors shall be deemed to be a termination of the current trading plan and the adoption of a new trading plan for purposes of restarting the Cooling-Off Period (as defined below) (any such modification, a “Termination Modification”);

(vi)

The first trade made following adoption or Termination Modification of a trading plan of a (A) Relevant Officer or Material Shareholder may take place no sooner than the later of (i) 90 calendar days from adoption or modification and (ii) the second business day after the Company announces its financial results for the quarter in which the trading plan is adopted or amended by a Termination Modification (but in any event, not to exceed 120 days following the trading plan’s adoption or any Termination Modification of such trading plan), or (B) Company Persons other than Relevant Officers and Material Shareholders may take place no sooner than 30 calendar days from the adoption or modification of the plan (collectively, the “Cooling-Off Period”);

(vii)

The individual may not have more than one trading plan in effect at any given time, except for (i) a single plan entered into with multiple brokers or where a broker is replaced (so long as such replacement does not change the purchase or sale amount, price or date of purchases); (ii) where there is an earlier- and later-commencing plan designed to operate in sequence, such that one commences after termination of the other and incorporates an “effective cooling off period”; (iii) a single “sell-to-cover” plan (intended to cause the sale of securities to satisfy withholding obligations arising from the vesting of stock-based compensation and other compensation awards not subject to individual discretion as to timing of vesting, but not options) that exists concurrently with another plan and (iv) any other situation permitted by applicable law and subject to the prior approval of the Compliance Office;

(viii)	If a trading plan is meant to effect a single transaction, an individual may not have had another single-trade plan (10b5-1 or otherwise) during the prior 12-month period;

(ix)	The trading plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;

(x)

Any Termination Modification must be made only during a non-blackout period when the person is not in possession of Privileged Information and transactions under any amended plan may not commence until the Cooling-Off Period beginning at the execution of the Termination Modification;

(xi)	Trading plans do not obviate the need to file Form 144 and the fact that a reported transaction was made or is to be made pursuant to a trading plan should be noted on the applicable Form; and

(xii)

Information regarding adoption, modification, termination and material terms of any trading plan (including any modification or change to the plan) may be required to be disclosed in the Company’s quarterly reports filed on Form 6-K and annual report on Form 20-F; and

(xiii)	A copy of the executed version of any pre-cleared trading plan must be provided to the Compliance Office for retention in accordance with the Company’s Record Retention Policy.

Confidentiality of All Non-Public Information

Company Persons must maintain the confidentiality of the Company’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations, which will determine whether such inquiry should also be forwarded to the Compliance Office.

Individual Responsibility

Each Company Person has the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed Transaction in Company Securities even if he or she planned to make such transaction before learning of the Privileged Information. While the Compliance Office can and should be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that Related Persons do the same, rests with each Company Person.

Post-Termination Transactions

This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of Privileged Information when his or her employment or service terminates, that person may not conduct Transactions in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

VII.	Special Reporting on certain Transactions

a.	LMV Threshold – Acquisitions between 10% and 30% of the stock shares of the Company

Each Company Person must comply with Article 109 of the LMV, which provides that any person or group of persons acquiring, whether directly or indirectly, within or outside the Stock Exchange, through one or several simultaneous or subsequent transactions of any nature, ordinary stock shares of a company granting any such persons title over 10% or more and less than 30% of such shares, shall disclose such situation to the public no later than the following business day of the occurrence of such event, through the Stock Exchange and in accordance with the terms and conditions the Stock Exchange sets forth. In addition, such situation shall be informed to the CNBV within the same term referred to above. Regarding groups of persons, the individual positions of each member thereof shall be disclosed.

b.	LMV Threshold – 5% Increase or Reduction

To the extent applicable, each Company Person must comply with Article 110 of the LMV, which provides that any related parties of a company that directly or indirectly increase or reduce their position in the ordinary stock shares of the relevant company by 5%, through one or several simultaneous or subsequent transactions, shall disclose such situation to the public no later than the following business day of the occurrence of such event, through the Stock Exchange and in accordance with the terms and conditions the Stock Exchange sets forth.

In addition, the respective person shall express its intention or absence thereof to acquire a position that grants he or she with voting rights of 20% or more over the respective company’s stock capital (“Significant Influence”).

c.	LMV Threshold – Persons with a 10% interest or higher in the Company’s stock shares, members of the Board of Directors and Relevant Officers

To the extent applicable, each Company Person must comply with Article 111 of the LMV, which provides that any person that directly or indirectly hold a 10% interest or higher in a company’s stock shares, as well as the members of the board of directors and Relevant Officers of such company, shall inform the CNBV of and, as the case may be, disclose to the public any acquisition or disposal thereof.

For purposes of the foregoing and pursuant to Articles 49 bis and 49 bis 1 of the Securities Regulations, the corresponding persons shall inform the CNBV and the Stock Exchange of the acquisitions or disposals conducted:

(i)

During a calendar quarter, provided that the operated amount during such period is equal or greater than the equivalent in Mexican Pesos of 1,000,000 investment units (“UDIs”) (considering the equivalence rate as of the last business day of the respective quarter), through a notice delivered within the 5 business days following the closing of the respective quarter; and

(ii)

During a 5-business days term, in the event the total operated amount is equal or greater than 1,000,000 UDIs (considering the equivalence rate as of the last business day of the respective quarter), through a notice delivered within the next business day to that in which such amount has been reached.

Such notices shall not be required when the aforementioned thresholds are not reached within the terms indicated above.

d.	Company’s By-Laws’ Threshold (poison pill)

Pursuant to Article Ninth of the Company’s by-laws and subject to certain exceptions expressly set forth therein, any direct or indirect acquisition of the Company’s stock shares, or attempted acquisition of thereof, of any nature and however denominated, under any title or legal scheme, intended to be performed, whether through one or several simultaneous or subsequent transactions of any legal nature, without any time limit between them, whether through the Stock Exchange or not, in Mexico or abroad, including transactions structured as mergers, corporate reorganizations, spinoffs, consolidations, execution of collateral or other similar transactions or legal actions (any of such operations, an “Acquisition”), by one or more persons, related persons, group of persons, business group or consortium, shall require the favorable prior written approval of the Board of

Directors in order to be valid, each time the number of shares to be acquired plus the shares previously held by the respective purchaser results in such purchaser holding 10% or more of the total shares outstanding. Once such interest is reached, any subsequent Acquisition of shares that results in such persons, related persons, group of persons, business group or consortium holding an additional 2% or more of the total shares outstanding shall be notified to the Board of Directors at the corporate domicile of the Company (through the chairman of the Board of Directors with a copy to the non-member secretary of the Board of Directors).

For a more detailed description of the provisions intended to avoid changes in control, please refer to Article Ninth of the Company’s by-laws.

VIII.	Potential Criminal and Civil Liability and/or Disciplinary Action

a.	Criminal and Civil Liability

Pursuant to securities laws in the United States and in Mexico, persons engaging in transactions in a company’s securities at a time when they have Privileged Information regarding the company, or that disclose such information or make recommendations or express opinions on the basis of Privileged Information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The Company and its supervisory personnel also face potential civil and criminal liability if they fail to take appropriate steps to prevent illegal insider trading.

The SEC and the CNBV have imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

b.	Possible Disciplinary Action

Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

In addition, the Compliance Office shall inform the Board of Directors any breach of this Policy it has identified.

IX.	Monitoring Compliance

The Compliance Office will monitor compliance with this Policy and the Compliance Office will periodically review this Policy. In addition to the other duties of the Compliance Office under this Policy, the Compliance Office will be responsible for the following:

(i)

Pre-clearing all transactions involving Company Securities that are voluntarily submitted for his or her pre-clearance, in order to determine compliance with this Policy, the LMV, the Securities Regulations, insider trading laws and Rule 144 promulgated under the Securities Act of 1933, as amended;

(ii)	Sending notifications to Company Persons and other affected persons regarding special blackout periods;

(iii)	Maintaining accurate records of quarterly entry, termination and modification of plans to ensure accurate reporting by the Company;

(iv)	Periodically circulating this Policy and coordinating training about this Policy to Company Persons;

(v)	Promptly circulating this Policy and coordinating training to all persons who become Company Persons;

(vi)	Maintaining a current version of this Policy on the Company’s intranet website; and

(vii)

Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.

The Compliance Office has the ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy.

VIII.	Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Alejandro Cherñacov (achernacov@vistaenergy.com), Pablo Vera Pinto (pverapinto@vistaenergy.com) and/or Javier Rodríguez Galli (javier.rodriguez.galli@bruchoufunes.com) as members of the Compliance Office. If there is any uncertainty as to the appropriateness of any such communications, please consult with the any of the aforementioned persons before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades.

IX.	Amendments

Any amendments to this Policy shall be filed with the CNBV within the 10 business days following the approval by the Board of Directors.

ANNEX 1

ACKNOWLEDGEMENT

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy.

Name Printed:

Date:

Annex 1